Exhibit 99.1
LIBERTY LATIN AMERICA ANNOUNCES $100 MILLION SHARE REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE
Denver, Colorado – March 17, 2020: Liberty Latin America Ltd. ("Liberty Latin America" or the “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announces that its Board of Directors has authorized the repurchase of up to $100 million of the company’s Class A and Class C shares (the "Program”) over the next two years.

Under the Program, LLA may acquire, at management’s discretion from time to time, its Class A common shares, Class C common shares, or any combination of Class A and Class C common shares. The repurchases under the Program may be made on the open market at prevailing market prices, in privately negotiated transactions, in block trades, derivative transactions and/or through other legally permissible means, in accordance with applicable rules and regulations. The Program may be suspended or discontinued at any time.

The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. There is no obligation to purchase any specific number of shares pursuant to the Program. The repurchase program will be executed consistent with LLA’s capital allocation strategy.

FORWARD-LOOKING STATEMENTS AND DISCLAIMER
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s share buyback program and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in event, conditions or circumstances on which any such statement is based.
ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel    +1 786 274 7552

Media Relations:
Claudia Restrepo    +1 786 218 0407